Exhibit 10.13
ENDO, INC.
PERFORMANCE AWARD NOTICE
UNDER THE 2024 STOCK INCENTIVE PLAN
This Performance Award Notice, which shall include the Performance Award Grant Notice and the Terms and Conditions (collectively, the “Award Notice”) is being provided to the participant (the “Participant”) by Endo, Inc. (the “Company”) as of the date of grant set forth below (the “Date of Grant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the version of the Endo, Inc. 2024 Stock Incentive Plan as in effect on the Date of Grant, as specified below (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

ENDO, INC.
PERFORMANCE AWARD NOTICE
UNDER THE 2024 STOCK INCENTIVE PLAN
PERFORMANCE AWARD GRANT NOTICE

Name of Participant:	[ ]
Total Number of Restricted Stock Units Underlying the Performance Award (at Target):	[ ]
Date of Grant:	[ ]
Vesting Date:	[ ]

ENDO, INC.
PERFORMANCE AWARD NOTICE
UNDER THE 2024 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS
Note, Sections 1 through 24 of this Award Notice reflect general terms and, as applicable, are modified by Section 25 with respect to the laws of any country or jurisdiction where the Participant’s awards are granted.
1.Grant of Performance Awards. The Company hereby grants to the Participant the total number of restricted stock units set forth in the Performance Award Grant Notice (the “Target Award”), 100% of which shall be subject to the performance conditions set forth in Exhibit A hereto (the “Performance Award”). The Performance Award shall be subject to all of the terms and conditions of this Award Notice and the Plan.
2.Form of Payment and Vesting. The restricted stock units underlying the Performance Award shall vest on the Vesting Date in a number of shares of Company Stock equal to the Target Award multiplied by the applicable Payout Multiple (as set forth in Exhibit A), as determined by the Committee (or its designee) as of the Vesting Date in accordance with the performance conditions set forth in Exhibit A, provided that the Participant is providing service to the Company or one of its Subsidiaries on the Vesting Date (other than as is provided by Section 4 of this Award Notice or any other individual agreement with the Participant). Any shares of Company Stock earned and vested in accordance with the prior sentence shall be delivered to the Participant as soon as practicable following the Vesting Date, but no later than the later to occur of (i) the end of the calendar year in which the Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the Vesting Date (unless modified by an election made by the Participant under any deferral plan established by the Company from time to time). Any portion of the Performance Award that could have been earned in accordance with the provisions of Exhibit A that is not earned as of the Vesting Date, as determined by the Committee (or its designee), shall be immediately forfeited.
3.Restrictions. The Performance Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until any requirements or restrictions contained in this Award Notice or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.
4.Termination of Service.
(a)Termination of Service by the Company without Cause or by the Participant for Good Reason. Upon termination of the Participant’s service with the Company and its Subsidiaries by the Company or its Subsidiaries without Cause prior to the Vesting Date, a prorated portion of the restricted stock units underlying the Performance Award shall vest on the Vesting Date (and shall be settled in shares of Company Stock in accordance with Section 2 above) in a number of shares of Company Stock equal to the product of (i) the Target Award, (ii) the applicable Payout Multiple (as set forth in Exhibit A), as determined by the Committee (or its designee) as of the Vesting Date in accordance with the performance conditions set forth in Exhibit A, and (iii) a fraction (y) the numerator of which is the number of days of the Participant’s service beginning on the first day of the Performance Period and ending on the termination date and (z) the denominator of which is the total number of days in the Performance Period (as defined in Exhibit A). Any portion of the Performance Award that could have been earned in accordance with this Section 4(a) that is not earned as of the date of the Participant’s termination of service shall be immediately forfeited on the date of the Participant’s termination of service. If a Participant is a party to an employment agreement with the Company or a Subsidiary and such employment agreement provides for benefits on a termination of employment for “Good Reason,” a termination of the Participant’s employment for Good Reason shall constitute a termination without Cause for purposes of this Section 4(a).
(b)Unless otherwise provided in an individual agreement with the Participant, or in Section 4 of this Award Notice, if the Participant has a termination of service (including in the event that the Participant Retires), the unvested portion, if any, of the Participant’s Performance Award shall be forfeited as of the date of such termination of service.
5.Change in Control. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control prior to the Vesting Date, if the Performance Award is not assumed or substituted in connection with such

Change in Control, then, immediately prior to the Change in Control, a prorated portion of the Performance Award shall vest and the restricted stock units underlying such Performance Award shall be settled in a number of shares of Company Stock equal to the product of (i) the Target Award, (ii) the applicable Payout Multiple (as set forth in Exhibit A), as determined by the Committee (or its designee) in accordance with the performance conditions set forth in Exhibit A for the Performance Period, and (iii) a fraction (y) the numerator of which is the number of days of the Participant’s service during the Performance Period and (z) the denominator of which is 1,095 days. Any portion of the Performance Award that could have been earned in accordance with this Section 5 that is not earned shall be immediately forfeited on the date the Change in Control occurs.
6.No Shareholder Rights Prior to Delivery. The Participant shall not have any rights of a shareholder (including the right to distributions or dividends) with respect to the Performance Award until shares of Company Stock are delivered pursuant to the terms of this Award Notice.
7.Performance Award Notice Subject to Plan. This Award Notice is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted, in a manner to comply therewith. In the event of any conflict between the provisions of this Award Notice and the provisions of the Plan, the provisions of the Plan shall govern, except as expressly provided herein or therein.
8.No Rights to Continuation of Service. Nothing in the Plan or this Award Notice shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s service at any time for any reason whatsoever, with or without Cause.
9.Tax Withholding.
(a)As a condition to acceptance of any shares of Company Stock in settlement of this Performance Award, you authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including), any sums required to be withheld (or permitted to be withheld in a manner that will not cause adverse accounting consequences for the Company) to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations (the “Required Tax Payments”) of the Company, if any, which arise in connection with this Performance Award. If you fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.
(b)You may satisfy your obligation to advance the Required Tax Payments with respect to this Performance Award by any of the following means, subject to Company approval of the availability of any particular means: (i) a cash payment to the Company pursuant to Section 9(a), (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Company Stock (which you have held for at least six (6) months prior to the delivery of such Shares or which you purchased on the open market and for which you have good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with this Performance Award (the “Tax Date”), equal to the Required Tax Payments, (iii) authorizing the Company to withhold from the Shares otherwise to be delivered to you pursuant to this Performance Award, a number of whole shares of Company Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) a cash payment following your sale of (or by a broker-dealer acceptable to the Company through which you have sold) a number of shares of Company Stock with respect to which the Required Tax Payments have arisen having a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (v) any combination of (i), (ii), (iii) and (iv) above. Any fraction of a share of Company Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by you. No certificate representing a share of Company Stock shall be delivered until the Required Tax Payments have been satisfied in full.
10.Section 409A Compliance. The Performance Award is intended to comply with Section 409A to the extent subject thereto and shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or this Award Notice to the contrary, no payment or distribution under this Award Notice that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of service with the Company and its Subsidiaries will be made to the Participant until the Participant’s termination of service constitutes a “separation from service” (as defined in Section 409A). For purposes of this Award Notice, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. If the Participant is a “specified employee” (as defined in Section 409A), then to the extent necessary to avoid the imposition of taxes under Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” and (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 10 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Notice will be paid in accordance with the normal payment dates specified for them herein.
11.Governing Law. This Award Notice shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
12.Binding on Successors. The terms of this Award Notice shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
13.No Assignment. Notwithstanding anything to the contrary in this Award Notice, neither this Award Notice nor any rights granted herein shall be assignable by the Participant.
14.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Notice, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.
15.Entire Performance Award Notice. This Award Notice (including Exhibit A) and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
17.Counterparts. This Award Notice may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
18.Notices. All notices and other communications under this Award Notice shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:
If to Company:
Endo, Inc.
1400 Atwater Drive
Malvern, PA 19355
Attention: Treasurer
If to the Participant:
At the address on file with the Company.
Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

20.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Notice. The Participant has read and understands the terms and provisions thereof, and accepts the Performance Award subject to all the terms and conditions of the Plan and this Award Notice.
21.No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.
22.Severability. All the terms and provisions of this Award Notice are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Award Notice, and the enforceability, legality and validity of the remainder of this Award Notice will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.
23.Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides services including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.
24.Compensation Clawback, Recoupment and/or Recovery Policies. The Participant hereby acknowledges and agrees that the Participant shall be subject to and shall adhere to any compensation clawback, recoupment and/or recovery policies of the Company and/or any of its Subsidiaries applicable to similarly situated Participants, which shall apply, as applicable, to the Performance Award granted hereunder.
25.Additional Matters. This Award Notice is intended to comply with the applicable laws of any country or jurisdiction where the Performance Award is granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Participants providing services in the country noted:
Ireland:
Section 8 above shall be deleted in its entirety and replaced with the following language:
No Rights to Continuation of Service. Nothing in the Plan or this Award Notice shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict any right the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) may have to terminate the Participant’s service any time for any reason whatsoever, with or without Cause, subject to applicable law.
Section 12 above shall be amended to delete the words “transferees, assignees” therefrom.
Section 13 above shall be deleted in its entirety and replaced with the following language:
No Assignment or Transfer. Notwithstanding anything to the contrary in this Award Notice, neither this Award Notice nor any rights granted herein shall be assignable by the Participant. Neither this Award Notice nor any rights granted herein shall be transferable by the Participant in any circumstances, except on the death of the Participant.

Section 14 shall be amended by the addition of the following sentences at the end of the clause:
If the Participant is a director, shadow director, or secretary of an Irish Subsidiary of the Company and the Participant’s securities represent one percent (1%) or more of the Company, the Participant agrees to notify that Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (being the grant of the Performance Award or the vesting of a Performance Award resulting in the acquisition of the underlying shares), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse, civil partner or minor children (whose interests will be attributed to the director, shadow director, or secretary).
Section 21 shall be deleted in its entirety and replaced by the following provision:
Nothing contained in the Plan or this Award Notice shall form part of the Participant’s contract of employment. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of or otherwise engaged by the Company or any of its Subsidiaries for any reason (including as a result of a repudiatory breach of contract by the Company or any of its Subsidiaries), be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By accepting this Award Notice, the Participant shall be deemed irrevocably to have waived any such entitlement.
Section 23 shall be amended by the addition of the following sentence at the end of the clause:
For the purposes of operating the Plan, the Company will collect and process information relating to the Participant in accordance with the privacy notice that is available from the human resources department of the Company on request.

Exhibit A
The following table sets forth the Threshold, Target and Maximum achievement levels of the Adjusted Share Price CAGR (as defined below), as well as the corresponding Payout Multiples.

Adjusted Share Price CAGR Achievement Level	Payout Multiple
Threshold (Adjusted Share Price CAGR of [ ]%)	0.50x
Target (Adjusted Share Price CAGR of [ [%)	1.00x
Maximum (Adjusted Share Price CAGR of [ ]%)	1.50x

If the Adjusted Share Price CAGR achievement level is between Threshold and Target, or is between Target and Maximum, the Payout Multiple shall be the mathematical linear interpolation between the Payout Multiples at the defined ends of the applicable spectrum. If the Adjusted Share Price CAGR achievement level is below Threshold, the Payout Multiple shall be zero.
The determination of the Adjusted Share Price CAGR achievement level will be made in the sole discretion of the Committee after the end of the Performance Period (as defined below).
Definitions.
For purposes of this Exhibit A, the following terms have the meanings set forth below:
“Adjusted Share Price CAGR” means the Share Price CAGR (as defined below), adjusted to neutralize the effects of any dividend, stock split, reverse stock split, or other similar corporate transaction or event during the Performance Period.
“Beginning Per Share Price” shall mean $[ ] (United States dollars).
“Ending Per Share Price” shall mean the volume-weighted average price (“VWAP”) of shares of Company Stock during the thirty (30) consecutive trading days prior to last day of the Performance Period (the “VWAP Period”). The VWAP shall be based on the trading activity of shares of Company Stock on the national securities exchange on which such stock is principally traded, provided, that, if for any portion of the VWAP Period shares of Company Stock are not then listed on a national securities exchange, the calculation of VWAP for such portion of the VWAP Period shall be determined (i) using over-the-counter trading activity if over-the-counter trading of Company Stock was permitted during such time period or (ii) by the Committee in good faith if over-the-counter trading of Company Stock was not permitted during such time period, or did not occur during such time period.
“Performance Period” means the period beginning on April 23, 2024 and ending on the earlier of (i) the Vesting Date and (ii) a Change in Control if the Performance Award is not assumed or substituted in connection with such Change in Control.
“Share Price CAGR” means the percentage that is calculated using the following formula:
((Ending Per Share Price / Beginning Per Share Price) ^ (1 / number of years)) – 100%
For purposes of calculating the Share Price CAGR, the number of years shall be calculated using the following formula:
(the last day of the Performance Period – the first day 1of the Performance Period) / 365

A-1

Amendment to Legacy Endo Stock Awards and Performance Awards

Keenova Therapeutics plc
Amendment #1 to Stock Awards and Performance Awards
under the Endo, Inc. 2024 Stock Incentive Plan

WHEREAS, you, [●], were previously granted a number of restricted stock unit awards in respect of shares of Endo, Inc. common stock, some of which were subject only to time-based vesting requirements (such award, the “Stock Award”) and some of which were subject, in whole or in part, to performance-based vesting requirements (such award, the “Performance Award”);
WHEREAS, in connection with the business combination between Endo, Inc. and Mallinckrodt plc (which is now known as Keenova Therapeutics plc (“Keenova”)), the portions of your Stock Award and Performance Award that were outstanding as of immediately prior to the effective time of the business combination were assumed by Keenova and converted into restricted unit awards in respect of Keenova ordinary shares, as described in more detail in that certain Notice of Adjustment of Outstanding Equity Awards dated July 31, 2025 that was previously provided to you;
WHEREAS, your Stock Award and Performance Award are amended by this Amendment #1, effective as of February 24, 2026, as follows:
1.Section 5 of your Stock Award is amended to add the following at the end:
“Notwithstanding anything herein to the contrary, to the extent not already vested, the Stock Award will become fully vested on a Change in Control, as such term is defined in the Keenova Therapeutics plc 2025 Stock and Incentive Plan, subject to your continued service through such a Change in Control. Payment shall be made on or within 30 days after such a Change in Control.”
2.Section 5 of your Performance Award is amended in its entirety as follows:
“Notwithstanding anything herein to the contrary, to the extent not already vested, the outstanding Performance Award will become fully vested on a Change in Control, as such term is defined in the Keenova Therapeutics plc 2025 Stock and Incentive Plan, subject to your continued service through such a Change in Control. Payment shall be made on or within 30 days after the Change in Control.”
3.Your Stock Award and Performance Award are amended to include the following Put Right. All terms below are as defined in the Keenova Therapeutics plc 2025 Stock and Incentive Plan:
Put Right. Provided the Company’s ordinary shares are not listed on a national securities exchange (within the meaning of the U.S. securities laws), during the 90-day period following each of (a) May 3, 2027 and (b) May 3, 2029 (each, a “Put Period”), you will have the option to require the Company (via written notice to the Company (the “Put Notice”)) to repurchase either 50% or 100% of the Shares you receive in settlement of your Award (the “Put Shares”), provided that you have not been terminated for Cause; and provided further that your heirs and representatives (if you are incapacitated following Disability) shall have the right to exercise the Put Right in the event of your death or Disability) and your compliance with any applicable restrictive covenants in all material respects through any such purchase date (the “Put Right”). Following your exercise of the Put Right, the Company shall be required to repurchase the Put Shares within 90 days following the Put Notice at a price equal to the Fair Market Value on the date of repurchase; provided that if the Company determines reasonably and in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to you, at the Company’s election, to (a) delay the consummation of the repurchase until up to forty-five (45) days following the date that the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the purchase price in respect of the Put Shares until the expiration of such forty-five (45) day period or (c) consummate the repurchase but make payment of the purchase price in respect of the Put Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Put Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined reasonably and in good faith, by the Company at the direction of the Board. On the date of the Put Notice and no more than fifteen (15) days prior to the purchase date, you shall (i) make the customary representations and warranties in connection with the redemption (if applicable) and sale of the Put Shares, including that you (x) have good and marketable title to the applicable Put Shares and (y) have due power and authority to execute and deliver any documents to sell, transfer, assign and deliver the Put Shares and (ii) transfer the Put Shares subject to the Put Notice to the Company, free and clear of all liens, other than liens in favor of the Company or its affiliates. For the avoidance of doubt, the limitations set forth in this Put Right shall not limit your ability to participate in any other Company-sponsored share repurchase programs, subject to the terms and conditions of any such share repurchase programs.
    Except as amended herein, the terms of your Stock Award and Performance Award shall continue in full force and effect.

[Electronic Signature]